Exhibit 99.1

P&F INDUSTRIES REPORTS THE SALE OF NATIONWIDE INDUSTRIES, INC.

MELVILLE, N.Y., February 12, 2016 - P&F Industries, Inc. (NASDAQ: PFIN) (“P&F”) today announced the sale of Nationwide Industries Inc., (“Nationwide”) to a subsidiary of Argosy Private Equity, a division of Argosy Capital for approximately $22.2 million, subject to working capital adjustment.

Richard Horowitz, P&F’s Chairman of the Board of Directors, Chief Executive Officer and President of P&F stated, “The sale of Nationwide is a significant component of our strategic objective of transforming P&F into a more focused organization. Part of this business strategy is to center our position in the air tools and related accessories sector. While Nationwide has delivered many years of earnings contributing to P&F’s overall success, this transaction is another step toward enabling P&F to move forward on its strategy, as we have divested our other diversified business units over the last several years.” Mr. Horowitz added, “The net proceeds will be used to pay down our bank borrowings. Lastly, I wish to point out that the staff at Nationwide is hardworking, loyal employees, who always put Nationwide, P&F as well as our shareholders first. However, we believe this is the right decision at the right time to enable P&F to grow in a more focused and integrated manner.”

Mr. Horowitz concluded his remarks by noting, “Daroth Capital Advisors acted as financial advisor to P&F throughout this arduous process. Many thanks go to Peter Rothschild, President of Daroth and to his team. Their efforts contributed greatly to the success of this strategic transaction.”

About P&F Industries, Inc.

P&F Industries, Inc., through its wholly owned subsidiaries, is a leading manufacturer and importer of air-powered tools and accessories sold principally to the retail, industrial and automotive markets. P&F’s products are sold under its own trademarks, as well as under the private labels of major manufacturers and retailers.

About Daroth Capital Advisors LLC

Daroth provides a full array of financial advisory services to companies, financial sponsors and institutional investors, including advice regarding M&A transactions, financings, and strategic planning. Daroth is a member of FINRA and SIPC, and is registered with the SEC as a broker-dealer (www.daroth.com). For more information regarding this transaction, please contact Peter Rothschild at (212) 687-2500.

Safe Harbor Statement.

This is a Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those related to the Company's future performance, and those contained in the comments of management, are based upon the Company’s historical performance and on current plans, estimates and expectations, which are subject to various risks and uncertainties, including, but not limited to, the strength of the retail, industrial, automotive, housing and other markets in which the Company operates, the impact of competition, product demand, supply chain pricing, the Company’s debt and debt service requirements and those other risks and uncertainties described in the Company’s most recent Annual Report on Form 10-K, and its other reports and statements filed by the Company with the Securities and Exchange Commission. These risks could cause the Company’s actual results in future periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Joseph A. Molino, Jr.

Chief Financial and Chief Operating Officer

631-694-9800

www.pfina.com